Exhibit 10.13

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

Amendment (“Amendment”), dated December 31, 2008, to the Change in Control Agreement, dated as of May 5, 2000 (as assumed by the Company on November 6, 2000, the “Agreement”), between Arch Capital Group Ltd., a Bermuda corporation (the “Company”), and Louis T. Petrillo (the “Executive”).  Capitalized terms used without definition herein have the meanings given to them in the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties have agreed to amend the Agreement as follows:

1.                                       Section 6(iv) shall be hereby amended and restated as follows:

“(iv)  Constructive Termination.  Termination of employment by the Executive due to “Constructive Termination” shall mean the termination by the Executive subsequent to any of the following, without the Executive’s written consent and subject to the timely notice requirement and the Company’s opportunity to cure set forth in this Section 6 (iv): (A) the material diminution of the authority, duties or responsibilities of the Executive; provided, however, that Constructive Termination shall not be deemed to occur upon a change in authority, duties or responsibilities that is solely and directly a result of the Company no longer being a publicly traded entity, and does not involve any other event set forth in this definition; (B) a material reduction in the Executive’s base salary; or (C) a material change in the geographic location at which the Executive must perform services.

It shall be a condition precedent to the Executive’s right to terminate employment for Constructive Termination that (i) the Executive shall first have given the Company written notice that an event or condition constituting Constructive Termination has occurred within ninety (90) days after such occurrence, and any failure to give such written notice within such period will result in a waiver by the Executive of his right to terminate for Constructive Termination as a result of such event or condition, and (ii) a period of thirty (30) days from and after the giving of such written notice shall have elapsed without the Company having effectively cured or remedied such occurrence during such 30-day period, unless such occurrence cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional fifteen (15) days) provided that the Company has made and continues to make a diligent effort to effect such remedy or cure.  Notwithstanding any provision hereof to the contrary, in order for the Executive to terminate employment for Constructive Termination, such termination of employment must occur no later than sixty (60) days after the date the Executive gives written notice in accordance with this Section 6(iv) to the Company of the occurrence of the event or condition that constitutes Constructive Termination.  A termination of employment by the Executive shall be due to Constructive Termination if one of the occurrences specified in this subsection (iv) shall have occurred, notwithstanding that the Executive may have other reasons for terminating employment, including employment by another employer which the Executive desires to accept.”

2.                               Section 7(iv) is amended to read in its entirety as follows:

“(iv)        The Company shall continue to cover the Executive and his dependents under, or provide the Executive and his dependents with insurance coverage no less favorable than, the Company’s disability, health and dental benefits plans or programs (as in effect on the day immediately preceding the Protection Period or on the date of termination of employment whichever is more favorable to the Executive) for a period equal to the lesser of (x) 18 months following the date of termination or (y) until the Executive is provided by another employer with benefits substantially comparable (with no preexisting condition limitations) to the benefits provided by such plans or programs.  To the extent any such benefits cannot be provided under the benefit plans or programs of the Company or any of its subsidiaries, the Executive will be entitled to be reimbursed, on a monthly basis following termination, in an amount equal to the monthly cost of such benefits obtained by the Executive.  The statutory health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), will commence at the end of such 18-month period.”

3.                               The third sentence of Section 9 is amended to read in its entirety as follows:

“The Company agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any dispute or contest by or with the Company regarding the validity or enforceability of, or liability under, any provision of this Agreement or otherwise in connection with the enforcement of this Agreement following his “separation from service” (as defined below) with the Company, plus in each case interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, unless the Company prevails on all causes of action in the dispute or contest.”

4.                               Section 14 shall be hereby added to the Agreement as follows:

“SECTION 14. 409A and 457A.  It is intended that this Agreement will comply with Sections 409A and 457A of the Internal Revenue Code of 1986, as amended (the “Code”) (and any regulations and guidelines issued thereunder), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  If an amendment of the Agreement is necessary in order for it to comply with Section 409A or Section 457A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.  No action or failure to act, pursuant to this Section 14 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A or Section 457A of the Code.

Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account the applicable provisions of Treasury Regulation Section 1.409A-1(b)(9)(iii)), the portion, if any, of such payment so required to be delayed shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service” or (ii) the date of his death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A of the Code.  In no case will compliance with this Section by the Company constitute a breach of the Company’s obligations under this Agreement.  Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute deferred compensation for purposes of Section 409A upon or following a termination of employment, references to the Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries provided for herein that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”

5.                               All other provisions of the Agreement shall remain in full force and effect.  This amendment shall be governed by and construed in accordance with the laws of Connecticut, without giving effect to principles of conflict of laws, and may be executed in two or more counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

ARCH CAPITAL GROUP LTD.

By:	/s/ W. Preston Hutchings
Name:	W. Preston Hutchings
Title:	Senior Vice President

/s/ Louis T. Petrillo
Louis T. Petrillo